Exhibit 10.9

AMENDMENT TO
THE QUANTUM CORPORATION
SUPPLEMENTAL STOCK OPTION PLAN

QUANTUM CORPORATION, having adopted the Quantum Corporation Supplemental Stock Option Plan (the “Plan”), and having amended the Plan as of May 29, 2001, hereby amends the Plan, effective as of April 1, 2003, by adding a new subsection 12(c) to read as follows:

     (c)   Termination of Plan.  The Plan is terminated effective as of April 1, 2003 (the “Termination Date”), and no new Options or Stock Purchase Rights shall be granted under the Plan following the Termination Date; provided, however, that outstanding Options or Stock Purchase Rights granted under the Plan on or prior to the Termination Date shall remain outstanding and shall continue to be governed by the terms and conditions of the Plan, and the Plan shall remain in effect with respect to such outstanding Options or Stock Purchase Rights only.

and by ratifying the amendment of Section 2(l) of the Plan to read in its entirety as follows:

      Fair Market Value” means the closing per share sales price for Shares (or the closing bid, if no sales were reported) as quoted on the stock exchange with the greatest volume of trading in such Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.”

IN WITNESS WHEREOF, Quantum Corporation, by its duly authorized officer, has executed this Amendment on the date indicated below.

Dated: May 14, 2003	QUANTUM CORPORATION By: /s/ Shawn D Hall Shawn Hall Vice President, General Counsel